Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-272231 on Form N-2/A of our report dated April 8, 2024, relating to the financial statements of Apollo S3 Private Markets Fund. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 9, 2024